Exhibit 4.1
THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES. THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BANK, AND IS NOT SECURED BY THE BANK’S ASSETS OR THE ASSETS OF ANY OF ITS AFFILIATES (AS DEFINED IN 12 CFR §583.2).
THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN PURCHASE AGREEMENT (THE “PURCHASE AGREEMENT”) DATED AS OF JUNE 7, 2008 AMONG GUARANTY BANK AND THE PURCHASERS NAMED THEREIN, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT. AN INDENTURE MUST BE IN PLACE BEFORE THE SECURITIES EVIDENCED HEREBY ARE TRANSFERRED TO ANY NON-ACCREDITED INVESTOR.
SUBORDINATED PROMISSORY NOTE

$	Note Number A-___	Date:
     FOR VALUE RECEIVED, the undersigned, Guaranty Bank, a federal savings association (the “bank”), promises to pay to the order of                      (the “purchaser”), at the purchaser’s offices in                      in lawful money of the United States of America, (i) the principal amount of $                    , payable upon the earlier of (A) the tenth anniversary of the date hereof and (B) acceleration in accordance with the terms of the Purchase Agreement and (ii) interest on any and all (A) unpaid principal hereof outstanding from time to time and (B) unpaid and past due interest accrued thereon, in each case in accordance with the provisions of the Purchase Agreement. Capitalized terms used herein but not defined herein have the meanings ascribed to them in the Purchase Agreement.
     1. Payments. The entire unpaid principal of this note and any accrued interest then unpaid shall be due and payable on or before the tenth anniversary of the date hereof. The interest on this note shall be due and payable semiannually as it accrues on the last Business Day of each December and June until this note is paid in full, commencing on December 31, 2008. Subject to Section 14 of this note, the bank shall have the right and privilege of prepaying all or any part of this note at any time after the fifth anniversary of the date first written above, but not prior thereto, and in accordance with Section 2.08 of the Purchase Agreement without notice or penalty, subject to the Federal Banking Regulator’s prior approval, and all payments on this note shall be applied first to accrued interest and the balance, if any, to principal. If any amount payable hereunder shall be due on a day other than a Business Day, such payment shall be due and payable and made on the next succeeding Business Day.
     2. Interest. Interest on the unpaid principal balance of this note shall accrue at a rate of interest equal to twelve percent (12%) per annum (the “Interest Rate”), and (ii) interest on all
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past due principal amounts from time to time remaining outstanding hereunder (howsoever such past due amounts shall arise, whether by acceleration, default, the occurrence of the Stated Maturity date or otherwise), shall accrue at a rate of interest equal to fourteen (14%) per annum (the “Default Rate”) and interest on such past due amounts shall be payable monthly, or at the option of the purchaser, on demand.
     3. Prohibition on Payment of Interest. Notwithstanding anything to the contrary, (1) in accordance with 12 U.S. C. §1828(b), the bank shall not pay interest on this note while it remains in default in the payment of any assessment due to the FDIC, and (2) in accordance with and subject to 12 U.S.C. §1831o (or its successor statute), if the bank becomes a critically undercapitalized insured depository institution under such statute, it shall not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on the Securities. The bank shall promptly notify the purchaser upon becoming aware of any facts that would result in the bank being prohibited from paying interest on this note in accordance with the preceding sentence.
     4. Maximum Interest. It is the intent of the parties that the rate and amount of interest and other charges to the bank under this note shall be lawful; therefore, if for any reason the interest or other charges payable under this note are found by a court of competent jurisdiction, in a final determination, to exceed the limit or amount which the purchaser may lawfully charge the bank, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then, at the option of the purchaser, such amount shall be refunded to the bank or applied to the outstanding principal balance of this note.
     5. Subordination. This note is subordinated on liquidation, as to principal, interest, and premium (if any) to all claims against the bank that have the same priority as savings accounts or higher. The indebtedness of the bank evidenced by this note, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, FDIC, and any rights acquired by the FDIC as a result of loans made by the FDIC to the bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC §1823(c), (d) or (e), whether now outstanding or hereafter incurred. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the bank, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on the note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of the note, together with any obligations of the bank ranking on a parity with the note, shall be entitled to be paid from the remaining assets of the bank the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the bank ranking junior to the notes. Except as otherwise expressly set forth in this note, nothing herein shall impair the obligation of the bank, which is
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absolute and unconditional, to pay the principal of and any premium and interest on the note according to its terms.
     6. Acceleration. Subject to Section 14 below, this note shall become immediately due and payable, at the option of the holder, upon the terms stated in the Purchase Agreement, without presentment or demand or any notice to the bank or any other person obligated, upon an Event of Default.
     7. Waiver of Notices. The bank waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.
     8. Federal Banking Regulator Rights. Notwithstanding any other provisions of this note, including specifically those set forth in Section 4 of this note, Section 2.10 of the Purchase Agreement, events of default and covenants of the bank, it is expressly understood and agreed that the Federal Banking Regulator or any receiver or conservator of the bank appointed by the Federal Banking Regulator shall have the right in the performance of his legal duties, and as part of liquidation designed to protect or further the continued existence of the bank or the rights of any parties or agencies with an interest in, or claim against, the bank or its assets, to transfer or direct the transfer of the obligations of this note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on this note and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.
     9. Transfer Restriction. An indenture must be in place before this note may be transferred to any non-accredited investor.
     10. Incorporation of Terms. The terms and conditions of the Purchase Agreement are incorporated by reference herein and shall have the same force and effect as if set forth herein in full, it being the intention of the bank that all of the terms of this note are subject to and governed by the terms and provisions of the Purchase Agreement.
     11. Modification and Benefit of Note. This note may not be modified, altered or amended except by an agreement in writing signed by bank and purchaser.
     12. Headings of Subdivisions. The headings of subdivisions in this note are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this note.
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     13. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW. ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST THE BANK OR WITH RESPECT TO OR ARISING OUT OF THIS NOTE MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR NEW YORK COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS NOTE, THE BANK ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.
     14. Restriction on Acceleration and Prepayment. The bank must obtain approval of the Federal Banking Regulator before the voluntary prepayment of principal on this note or the acceleration of payment of principal on this note if the bank is (a) undercapitalized, significantly undercapitalized, or critically undercapitalized as described in 12 CFR §565.4(b), (b) fails to meet the regulatory capital requirements at 12 CFR §567, or (c) would fail to meet any of these standards following payment.

Guaranty Bank

By:
Name:
Title:

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